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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Cornerstone Properties Inc. and subsidiaries (the "Company") on Form S-3 (File No.'s 333-72449, 333-18303, 333-47149, 333-59259, 333-77139) and Form S-8 (File
No. 333-59923) of our report dated February 24, 1999, except for Notes 8 and 20 for which the date is February 26, 1999, on our audits of the consolidated financial statements of the Company as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included in this Annual Report on Form 10-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

New York, New York
April 30, 1999